Exhibit 99.1
NEWS RELEASE

Media Contact: Edward L. Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

MARSH & McLENNAN APPOINTS PETER ZAFFINO CHAIRMAN OF ITS
RISK & INSURANCE SERVICES SEGMENT

PETER HEARN TO JOIN GUY CARPENTER IN MAY 2016

NEW YORK, NEW YORK May 7, 2015 - Marsh & McLennan Companies, Inc. (NYSE: MMC) announced today that Peter Zaffino, President & Chief Executive Officer of Marsh LLC, has been appointed Chairman of the Company’s Risk & Insurance Services segment, which includes Marsh and Guy Carpenter. Mr. Zaffino will continue to serve as President & CEO of Marsh reporting to Daniel S. Glaser, President & Chief Executive Officer of Marsh & McLennan.

Marsh & McLennan also announced today that Peter Hearn, most recently the Chairman of Willis Re, will join Guy Carpenter as its Chief Executive Officer in May 2016. Mr. Hearn’s demonstrated track record of success includes more than 30 years of reinsurance industry experience, including serving as CEO of Willis Re from 2006 to 2011 prior to becoming its Chairman. Previously, Mr. Hearn spent more than a decade at Towers Perrin Reinsurance. Mr. Hearn will not join Guy Carpenter until May 2016 to enable him to honor the terms of a non-competition agreement with his former employer.

Alex Moczarski will continue to serve as President & CEO of Guy Carpenter through May 2016. Upon Mr. Hearn’s arrival at Guy Carpenter, Mr. Moczarski will serve full time in his role as Chairman of Marsh & McLennan International, and will continue reporting directly to Mr. Glaser.

“Today’s appointments further strengthen the leadership team of our risk and insurance businesses. Peter Zaffino has demonstrated outstanding management skills leading Marsh, and previously Guy Carpenter, and has established broad retail and reinsurance expertise. Peter Hearn has been an innovator throughout his career and will strengthen Guy Carpenter’s position as a premier provider of strategic advice and industry-leading solutions for our clients," said Dan Glaser, President & Chief Executive Officer of Marsh & McLennan. "For the past 22 years, Alex Moczarski has excelled in an array of leadership roles at Marsh & McLennan, including CEO of Guy Carpenter, President of Marsh International, and Chairman of Marsh & McLennan International. I look forward to working closely with these accomplished executives in the years ahead.”

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About Marsh & McLennan Companies
MARSH & McLENNAN (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and people. With annual revenue of $13 billion, Marsh & McLennan’s 57,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 130 countries through: Marsh, a leader in insurance broking and risk management; Guy Carpenter, a leader in risk and reinsurance intermediary services; Mercer, a leader in talent, health, retirement, and investment consulting; and Oliver Wyman, a leader in management consulting. Marsh & McLennan is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

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